EXHIBIT 4.1

FIRST AMENDMENT

TO

PROMISSORY NOTE AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO PROMISSORY NOTE AND SECURITY AGREEMENT (“Agreement”), is effective as of June 19, 2009 (this “Agreement”), between Opexa Therapeutics, Inc., a Texas corporation (the “Company”), and the Investors on the signature pages hereto, and their respective successors and assigns (the “Investors”).

RECITALS

WHEREAS, the parties entered into 10% Convertible Promissory Notes (collectively the “Notes”) and Security Agreements (collectively the “Security Agreement”) effective, according to their terms, as of April 14, 2009 or May 14, 2009;

WHEREAS, the parties desire to clarify that all of the Notes rank pari passu and desire  that such Notes and Security Agreements to be consolidated with respect to their rights;

WHEREAS, the parties now desire to amend the Notes and the Security Agreements as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein, the parties hereto agree as follows:

1. Amendment of Notes. The first sentence of Section 3 of each of the Notes is hereby amended to read in its entirety as follows:

“This Note is one of several convertible promissory notes of the Company issued on and dated effective as of April 14, 2009 and May 14, 2009 (collectively, the “April 2009 Notes”) evidencing indebtedness incurred by the Company for interim financing provided to the Company.”

2. Amendment to Section 1 of the Security Agreement. The first sentence of Section 1 of each of the Security Agreements is hereby amended to read in its entirety as follows:

“This Agreement is granted by the Company in favor of the Investors under the Unit Purchase Agreements, dated effective as of April 14, 2009 or May 14, 2009, as the case may be, (collectively, the “Purchase Agreement”), and the convertible secured promissory notes issued to Investors by the Company under the Purchase Agreement (as may be amended, restated, modified or replaced from time to time, collectively,  the “Notes”).”

3. Amendment of Section 12 of the Security Agreement.  The fifth paragraph of Section 12 of each of the Security Agreements is hereby amended by deleting the sentence “This Agreement may be amended or supplemented only by a writing signed on behalf of both parties.” And inserting in lieu thereof the following:

“Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors holding Notes representing a majority of the aggregate outstanding principal balance of the Notes.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Investor whether or not such Investor signs such amendment or waiver.”

4. No Other Amendments.  This Amendment shall be construed as part of the Notes and the Security Agreements.  Except as specifically amended herein, the Notes and the Security Agreements shall remain in full force and effect.

[Signature page follows.]

The parties have executed this Agreement effective as of the date first written above.

COMPANY:

OPEXA THERAPEUTICS, INC.

By:	/s/ Neil K. Warma
Name:	Neil K. Warma
Title:	President and Chief Executive Officer

THE INVESTORS:

If Investor is a corporation, partnership, trust or other entity, enter the exact name as listed in the 10% Convertible Promissory Note:

By:
(Signature)
Print Name:
Title:
Date: